EXHIBIT 10.4

DOMAIN NAME PURCHASE AGREEMENT

This Domain Name Purchase Agreement (the “Agreement”) is entered into effective August 7, 2012 (the “Closing Date”) by and between Domain Holdings, Inc., an Alberta corporation (the “Seller”) and SearchCore, Inc., a Nevada corporation (the “Buyer”).  Each of the Seller and the Buyer may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of the domain names known as www.rodeo.com and www.karate.com (the “Domain Names”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Domain Names on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, the Domain Names.

2. The purchase price for the Domain Names shall be Five Hundred Thousand Dollars ($500,000.00) (the “Purchase Price”), payable in the form of a Non-Recourse Secured Promissory Note (the “Note”) in favor of Seller, in the form and substance substantially as set forth in Exhibit A attached hereto, with payments as follows:

A.	Purchaser shall pay Seller Fifty Thousand Dollars ($50,000) on August 15, 2012;

B.	Purchaser shall pay Seller Fifty Thousand Dollars ($50,000) on September 15, 2012;

C.
The remaining balance of Four Hundred Thousand Dollars shall be paid in eighteen (18) equal monthly installments of Twenty Two Thousand Two Hundred Twenty Two Dollars ($22,222)) beginning on October 15, 2012 and continuing on the fifteenth (15th) of each month thereafter.

On the Closing Date, the Seller will transfer to Escrow.com, free and clear from any and all liens and encumbrances other than those created by the escrow, all right, title and interest in and to the Domain Names, including any trademark rights associated with the Domain Names and all internet traffic to the Domain Names, in accordance the terms of a written escrow agreement acceptable to the Parties.  Beginning on the Closing Date, Purchaser shall be allowed to use, promote, market, advertise the URL’s and receive revenues from the development of the Domain Names at its discretion.

3. (a) Each Party agrees to indemnify and hold harmless the other against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by either Party or any of its agents, employees, or other representatives.  Nothing herein is intended to nor shall it relieve either party from liability for its own willful act, omission or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative; and (b)Buyer agrees to indemnify and will defend Seller, its directors, officers, employees and agents and hold each of them harmless from all claims, demands, damages, losses, liabilities, suits and expenses, (including reasonable legal fees) arising out of or in connection with Buyer’s use of the Domain Names.

4. Each Party hereto will hold and will cause its agents, officers, directors, attorneys, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning any other Party furnished it by such other Party or its representatives in connection with the subject matter hereof (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.

5. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) upon personal delivery if deposited with a recognized courier with written verification of receipt.  All communications shall be sent as follows:

If to Seller:	Domain Holdings, Inc. 896 Cambie Street, Suite 208 Vancouver, BC V6B 2P6 Canada Attn: David Jeffs, CEO Facsimile: ______________

If to Purchaser:	SearchCore, Inc. 1300 Dove Street, Suite 100 Newport Beach, CA 92660 Attn: James Pakulis, CEO Facsimile: (949) 515-1625

with a copy to:	The Lebrecht Group, APLC 9900 Research Drive Irvine, CA 92618 Attn: Brian A. Lebrecht, Esq. Facsimile: (949) 635-1244

or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other Party hereto.

6. This Agreement sets forth the entire understanding of the Parties and supersedes any prior agreement or understanding relating to the subject matter hereof.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

7. Neither Party may assign, sell, transfer or otherwise convey, pledge or encumber any of its rights, obligations or interests under this Agreement without the prior written consent of the Party.

8. Except as otherwise provided herein, the provisions hereof shall insure to the benefit of, and be binding upon, the successor, assigns, heirs, executors and administrators of the Parties hereto

9. This Agreement shall be governed by and construed in accordance with the laws of the State of California.  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or void in any jurisdiction to be unenforceable or void in any jurisdiction, the other provisions of this Agreement shall remain in full force and effect under applicable law and shall be construed in order to effectuate the purpose and intent of this Agreement.  Any action brought by any party hereto shall be brought in the courts located in Orange County California.

10. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

“Seller”	“Buyer”

Domain Holdings, Inc.,	SearchCore, Inc.,
aan Alberta corporation	a Nevada corporation

/s/ David Jeffs	/s/ James Pakulis
By: David Jeffs	By: James Pakulis
Its: Chief Executive Officer	Its: Chief Executive Officer

Exhibit A

Note